EXHIBIT 21.1      Subsidiaries of Registrant


                            SUBSIDIARIES
                                OF
                       WHITEMARK HOMES, INC.


A. Wholly-owned subsidiaries of Whitemark Homes, Inc., a Colorado corporation:

     Whitemark Homes of Florida, Inc., a Florida corporation
     North Florida Consulting, Inc., a Florida corporation


B. Wholly-owned subsidiary of Whitemark Homes of Florida, Inc.:

     Home Funding, Inc., a Florida corporation


C. Partnership interests held by Whitemark Homes of Florida, Inc.:

     Whitemark at Fox Glen, Ltd., a Florida limited partnership (99% limited partnership interest; the remaining 1% interest is held by general partner Fox Glen Management Corporation, which is wholly- owned by Kenneth L. White)

     Sheeler Hills, Ltd., a Florida limited partnership (99% limited partnership interest; the remaining 1% interest is held by general partner Sheeler Hills Management Corporation, which is wholly-owned by Kenneth L. White)

D. Wholly-owned subsidiaries of North Florida Consulting, Inc.:

     Magnolia Landing Development, Inc.
     Troon Development Corporation
     Destin Parks, Inc.
     LPG, Inc.
     Sunshine Development Group, Inc.
     Sea Oat Properties, Inc.
     Panhandle Development, Inc.
     Emerald Beach Corporation


E. Entities controlled by North Florida Consulting, Inc. through purchase options:

     Concourse, Inc.
     BGW Properties, Inc.
     University, Inc.
     Alstar Development Group, Inc.
     Torel, Inc.
     Muirfield Development Corporation
     Emerald Sea Development, Inc.
     Gulf Development Properties, Inc.
     Southern Strand Development, Inc.